Education Management Corporation Reports Fiscal 2012 First Quarter Results

PITTSBURGH, Oct. 26, 2011 /PRNewswire/ -- Education Management Corporation (NASDAQ: EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended September 30, 2011. Net revenues were $682.1 million, an increase of 2.4% as compared to the first quarter of the prior fiscal year. Net income was $27.0 million, or $0.21 per diluted share. Excluding $4.0 million of expenses, net of tax, related to restructuring and a lease termination, net income would have been $31.0 million for the three months ended September 30, 2011, or $0.24 per diluted share.

Financial Highlights

  Net revenues for the three months ended September 30, 2011 increased 2.4% to $682.1 million, compared to $666.0 million for the same period in the prior year.
  Reported net income for the three months ended September 30, 2011 was $27.0 million, or $0.21 per diluted share, compared to net income of $36.4 million, or $0.25 per diluted share, for the same period in the prior year. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the three months ended September 30, 2011 decreased 9.8% compared to the same period in the prior year to $109.8 million.
  Excluding $6.7 million ($4.0 million net of tax) of expenses related to restructuring and a lease termination, net income for the three months ended September 30, 2011 was $31.0 million, or $0.24 per diluted share, while EBITDA excluding these expenses was $116.5 million.
  At September 30, 2011, cash and cash equivalents were $465.5 million compared to $530.5 million at September 30, 2010.  There were no outstanding borrowings under the revolving credit facility at September 30, 2011.
  Cash flow from operations for the three months ended September 30, 2011 was $221.3 million, compared to $231.0 million for the three months ended September 30, 2010.
  On a cash-basis, capital expenditures were $20.2 million, or 3.0% of net revenues, for the three months ended September 30, 2011 compared to $38.6 million, or 5.8% of net revenues, in the same period in the prior year.

Student Enrollment

At the start of the current October quarter, total enrollment at our schools was approximately 151,200 students, a 4.5% decrease from the same time last year. Same-school enrollment (schools with enrollment for one year or more) decreased 4.9% to approximately 150,500 students. The number of students enrolled in fully online programs decreased 7.6% to approximately 39,100 students.

	2011	2010	Percentage
	October	October	Change
Total enrollment(1)	151,200	158,300	(4.5%)
Same-school enrollment(2) Students enrolled in fully online programs(1)	150,500 39,100	158,300 42,300	(4.9%) (7.6%)

(1) As a result of the transition to a non-term academic calendar, beginning in July 2011 the number of students enrolled in fully online programs is determined based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter. For the October 2010 enrollment, the number of fully online students was determined based on the number of students enrolled at a specific date at the start of a fiscal quarter.

(2) Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years, primarily due to an increase in the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first fiscal quarter is typically the lowest revenue recognition quarter of the fiscal year due to student vacations.

Fiscal 2012 Guidance

Our guidance for fiscal 2012 reflects lower new student enrollment results leading up to our October start and a greater than expected increase in the number of student drops from the Argosy University Online transition to a non-term academic calendar. While lower enrollment will impact our financial expectations for the remainder of the fiscal year, we believe that we will likely experience improving new student enrollment trends in calendar year 2012.

2nd Quarter – 3 months ending December 31, 2011

For the three months ending December 31, 2011, net income, EBITDA and diluted earnings per share are expected to be between $59 million and $61 million, $163 million and $168 million, and $0.45 and $0.47, respectively.

Annual – 12 months ending June 30, 2012

For the twelve months ending June 30, 2012, net income and diluted earnings per share are expected to be between $171 million and $178 million and $1.31 and $1.37, respectively. Excluding the expenses incurred during the first quarter of fiscal 2012 related to restructuring and a lease termination, net income, EBITDA and diluted earnings per share are expected to be between $175 million and $182 million, $555 million and $570 million, and $1.34 and $1.40, respectively.

In fiscal 2012, capital expenditures are projected to be between 4.5% and 5.5% of net revenues, compared to 4.8% of net revenues in fiscal 2011.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and EBITDA excluding restructuring and lease termination expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2012 first quarter on Thursday, October 27, 2011 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

About Education Management

Education Management (www.edmc.edu), with approximately 151,200 students as of October 2011, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 106 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, including the second quarter and annual guidance for fiscal 2012, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: changes in the overall U.S. or global economy; changes in enrollment or student mix; changes in average registered credits taken by students; our ability to maintain eligibility to participate in Title IV programs; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for our fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulation; adjustments to our programmatic offerings to comply with the 90/10 rule; and other factors discussed in our filings with the Securities and Exchange Commission, including those identified in the "Risk Factors" section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL FIRST QUARTER (Dollars in millions, except earnings per share) (Unaudited)
	For the three months ended September 30,
	2011	2010	% change
Net revenues	$682.1	$666.0	2.4%

Costs and expenses:
Educational services (1)	375.2	357.5	4.9%
General and administrative (2)	197.1	186.8	5.5%
Depreciation and amortization	38.8	35.1	10.9%
Total costs and expenses	611.1	579.4	5.5%

Income before interest and income taxes	71.0	86.6	(18.1%)
Interest expense, net	26.9	27.4	(2.2%)

Income before income taxes	44.1	59.2	(25.5%)
Provision for income taxes	17.1	22.8	(24.6%)

Net income	$ 27.0	$ 36.4	(26.0%)

Diluted earnings per share	$ 0.21	$ 0.25
Weighted average number of diluted shares outstanding (000's)	129,715	142,939

(1) Includes bad debt expense of $35.1 million and $36.5 million, respectively, in the 2011 and 2010 periods presented above.  Also includes $1.5 million related to the termination of a lease at one of the Company's schools in the 2011 period.

(2) Includes $5.2 million of restructuring costs in the 2011 period.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED CASH FLOW DATA – FISCAL FIRST QUARTER (Dollars in millions) (Unaudited)
	For the three months ended September 30,
	2011	2010	% Change
Net cash flows provided by operations	$ 221.3	$ 231.0	(4.2%)
Capital expenditures (1)	(20.2)	(38.6)	(47.7%)
Common stock repurchases	(49.7)	(26.1)	90.6%
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED BALANCE SHEET DATA – FISCAL FIRST QUARTER (Dollars in millions) (Unaudited)
	As of September 30,
	2011	2010
Cash and cash equivalents	$ 465.5	$ 530.5
Current assets	934.1	864.8
Total assets	4,700.0	4,693.7
Current liabilities	697.2	693.1
Long-term debt (including current portion)	1,475.8	1,535.7
Shareholders' equity	2,077.7	2,093.9

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense, net, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present net income and EBITDA after adjusting for certain expenses detailed below, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended September 30,
	2011	2010	% Change
Net income	$ 27.0	$ 36.4	(26.0%)

Interest expense, net	26.9	27.4	(2.2%)
Provision for income taxes	17.1	22.8	(24.6%)
Depreciation and amortization	38.8	35.1	10.9%
EBITDA - reported	$ 109.8	$ 121.7	(9.8%)
Lease termination fee	1.5	--	n/m
Restructuring	5.2	--	n/m
EBITDA – excluding certain expenses	$ 116.5	$ 121.7	(4.3%)

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Net Income to Net Income and Diluted EPS Excluding Certain Expenses

(Dollars in millions, except earnings per share) (Unaudited)

	For the three months ended September 30,
	2011	2010	% change
Net income, as reported	$ 27.0	$ 36.4	(26.0%)

Lease termination fee Restructuring	0.9 3.1	-- --	n/m n/m
Net income, excluding certain expenses	$ 31.0	$ 36.4	(15.1%)
Diluted earnings per share, excluding certain expenses	$ 0.24	$ 0.25
Weighted average number of diluted shares outstanding (000s)	129,715	142,939

Reconciliation of Fiscal 2012 Second Quarter and Annual Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited)
Fiscal 2012 Guidance – 2nd Quarter	For the three months ending December 31, 2011
	Low End	High End
Earnings per diluted share	$0.45	$0.47

Net income	$59	$61
Interest expense, net	27	27
Provision for income taxes	39	41
Depreciation and amortization	38	39
EBITDA	$163	$168

Fiscal 2012 Guidance – Annual	For the twelve months ending June 30, 2012
	Low End	High End
Earnings per diluted share	$1.31	$1.37
Earnings per diluted share excluding expenses related to restructuring and lease termination	$1.34	$1.40

Net income	$171	$178
Expenses related to restructuring and lease termination, net of tax	4	4
Net income excluding expenses related to restructuring and lease termination	$175	$182
Interest expense, net	107	107
Income tax expense	116	120
Depreciation and amortization	157	161
EBITDA excluding expenses related to restructuring and lease termination	$555	$570

COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684